Exhibit 99.1

         Four Oaks Fincorp, Inc. Announces 10% Stock Dividend

    FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 4, 2007--On October 3,
2007, the Board of Directors of Four Oaks Fincorp, Inc. (OTCBB: FOFN) approved a 10% stock dividend of the Corporation's common stock.

    Currently, there are approximately 5.6 million shares of common stock outstanding. Following the stock dividend, Four Oaks Fincorp, Inc. will have approximately 6.2 million shares of common stock outstanding. The dividend is payable November 9, 2007 to shareholders of record on October 30, 2007.

    Four Oaks Fincorp, Inc. is a bank holding company for Four Oaks Bank which operates thirteen banking offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon North Carolina and one loan production office located in Dunn, North Carolina.

    Four Oaks Fincorp, Inc. trades through our market makers under the symbol of FOFN.

    Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks and changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses and the low trading volume of our common stock.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., Chairman, President and Chief
             Executive Officer
             or
             Nancy S. Wise, Executive Vice President and Chief
             Financial Officer
             919-963-2177